Wright Express Further Expands International Presence
by Acquiring a Majority Interest in UNIK, a Leading Payroll Card Provider in Brazil

SOUTH PORTLAND, Maine, August 30, 2012 —Wright Express Corporation (NYSE: WXS), a leading provider of value-based business payment processing and information management solutions, announced today that it has expanded its global presence by acquiring a 51% interest in UNIK S.A., a privately-held provider of payroll cards in Brazil for approximately R$44.7 million (approximately US$21.9 million). The agreement also includes the potential to acquire the remaining shares over a three-year period. The investment is expected to be accretive to adjusted net income starting in the first twelve months.

UNIK is a leading provider of payroll cards, private label and processing services in Brazil specializing in the retail, government and transportation sectors. UNIK has approximately 8,000 corporate clients with four million cards, which can be used to make purchases through its proprietary network of approximately 30,000 commercial establishments.

“Through this transaction, we further expand our global footprint with our entrance into the Brazilian market with UNIK,” said Michael Dubyak, chairman and chief executive officer of Wright Express. “As a large and growing economy, Brazil is a very attractive market. We see significant opportunity in working with UNIK and leveraging its strong management team and growing product set. We are excited about this venture because of the synergies for expanding into the fleet market and extending our payroll card presence through UNIK’s products in Brazil. We look forward to working together to further grow and develop the business.”

“We are thrilled to be embarking on this partnership with Wright Express. Given their considerable expertise as a corporate payments solutions provider, Wright Express was the clear partner of choice for us. By combining our strengths and capabilities, we will be well positioned to broaden our offering in this burgeoning and exciting market,” said Gustavo Franco, UNIK’s chairman, a partner at Rio Bravo Investments and former president of the Central Bank of Brazil.

About Wright Express
Wright Express is a leading provider of value-based, business payment processing and information management solutions. The Company’s fleet, corporate and prepaid payment solutions provide its more than 350,000 customers with unparalleled security and control across a wide spectrum of business sectors. The Company’s operations include Wright Express Financial Services, Pacific Pride, rapid! PayCard, Wright Express Prepaid Cards Australia, Wright Express Fuel Cards Australia and CorporatePay Limited, England. Wright Express and its subsidiaries employ more than 900 associates in six countries. For more information about Wright Express, please visit wrightexpress.com.

About UNIK
UNIK is a platform of benefits and financial services with complete and flexible solutions to meet the specific needs of each client. Today, the Company offers payroll cards, prepaid benefits cards, gift cards and cards for awards and social programs. Through UNIK Cards, users can access a wide range of services in a single card: shopping at supermarkets, drugstores and gas stations; bill payments; applying for insurance; emergency withdrawals from an ATM Network and signing up for medical and dental services, among others.

UNIK’s cards are available in more than 8000 companies and distributed across Brazil, with over four million active cards and more than R$1 billion in transactions per year. The Company focuses on providing ease and convenience to its customers and users and advancing technological innovation in its market.

Forward Looking Statement

This press release contains forward-looking statements, including statements regarding: the potential to acquire the remaining shares of UNIK; expectations regarding the profitability of the transaction with UNIK by the Company; and, synergies for market expansion as a result of this transaction. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “may,” “could,” “anticipate,” “plan,” “continue,” “project,” “intend,” “estimate,” “believe,” “expect,” “see” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns and the commercial activity of fleets; the effects of the Company’s international business expansion and integration efforts and any failure of those efforts; the impact and range of credit losses; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liability, or loss of relationships with customers or merchants; the Company’s failure to successfully integrate the businesses it has acquired; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of the Company’s Annual Report for the year ended December 31, 2011, filed on Form 10-K with the Securities and Exchange Commission on February 28, 2012 and the Company’s subsequent periodic and current reports. The Company’s forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

Source: Wright Express Corporation

News media contact:
Wright Express
Jessica Roy, +1-207-523-6763
Jessica—Roy@wrightexpress.com
or
Investor contact:
Wright Express
Michael E. Thomas, +1-207-523-6743
Michael—Thomas@wrightexpress.com
or

UNIK
Erika Costa da Silva, +55 11 2106 1103
erika.costa@unik.com.br